Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

PhenomeX Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00005 par value per share	Rule 457(c) and Rule 457(h)	378,037(2)	$1.23(3)	$464,985.51	$0.00011020	$51.24

Total Offering Amounts							$51.24
Total Fee Offsets(4)							$ —
Net Fee Due							$51.24

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.00005 per share (“Company Common Stock”), of PhenomeX Inc. (the “Company”) that may become issuable under the IsoPlexis Corporation 2014 Stock Plan (the “IsoPlexis Plan”) pursuant to the exercise of Assumed Options by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of Company Common Stock.

(2)	Represents an aggregate of 378,037 shares of Company Common Stock reserved for issuance under the IsoPlexis Plan pursuant to the exercise of Assumed Options.
(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price for shares reserved for future issuance under the IsoPlexis Plan are based on the average of the high and the low price of Registrant’s common stock as reported on the Nasdaq Global Select Market on March 17, 2023.

(4)	The Registrant does not have any fee offsets.